Exhibit 10.28

HARRIS NESBITT

Harris Trust and Savings Bank 111 West Monroe Street P.O. Box 755 Chicago, Illinois 60690-0755 Tel: 312 461-2121

FC Stone Group

P.O. Box 4887

Des Moines, Iowa 50306-4887

Attention: Mr. Robert Johnson

Dear Mr. Johnson:

I am pleased to advise you that we have renewed your $15,000,000 revolving line of credit. The purpose of this line of credit is to provide overnight and intraday loans to finance commercial customers’ variation margin calls at the CBOT. We have also renewed your $5,000,000 revolving line of credit. The purpose of this line of credit is to provide loans to finance grain deliveries on the CBOT. These lines will be available to FC Stone, LLC, subject to the terms of this letter. The continued availability to you of these lines of credit during their terms are, of course, subject to no material adverse change in your financial condition and operating results continuing to be satisfactory to us.

Borrowings under these lines will be on a demand basis and bear floating interest at the Harris Bank prime commercial rate. Interest will be payable on the last day of each month prior to demand and be computed on the basis of a year of 360 days for the actual number of days elapsed.

So long as the $15,000,000 line of credit is available, you are to pay a facility fee of ¼ of 1% per annum on the unused portion of the facility computed on the basis of 360 day year for the actual number of days elapsed and payable quarterly in arrears.

By your execution hereof you agree that you shall reimburse the Bank for all of its out-of-pocket costs and expenses (including attorneys’ fees) incurred in connection with the transaction contemplated hereby or in the enforcement of your obligations to us. In addition, you agree to indemnify and save us harmless from and against all liabilities, losses, costs and expenses incurred in connection with any action, suit or proceeding brought against us by any person which arises out of the transactions contemplated or financed hereby.

Dated as of this 5th day of March, 2003.

Very truly yours,

HARRIS TRUST AND SAVINGS BANK

/s/ CHARLES F. HOWES
By:	Charles F. Howes
Its:	Vice President

Accepted and Agreed:

FC STONE, LLC

By:	/s/ ROBERT V. JOHNSON
Its:	Exec. V.P.